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                                                                 EXHIBIT 99.1



NEWS RELEASE

FOR IMMEDIATE RELEASE

AUGUST 18, 2003                            CMH CONTACT: CARL KOELLA, TREASURER
                                                           PHONE: 865-380-3206
                                                           FAX:   865-380-3784



                   CLAYTON HOMES WILL APPEAL COURT'S DECISION

Clayton Homes announced that a Tennessee trial court has refused to halt at a preliminary stage the attempt by the Denver Area Meat Cutters and Employers Pension Plan to enjoin its merger with a subsidiary of Berkshire Hathaway. The court acknowledged that it made no finding of any wrongdoing, but it refused to stop the plaintiff's action. While the merger has already been made effective by the filing of the Certificate of Merger with the Delaware Secretary of State, the Tennessee trial court's order precludes any additional actions in furtherance of the merger including payment of the merger consideration to stockholders. Clayton Homes believes that the decision of the trial court conflicts with Delaware law and will seek an expedited appeal.

Clayton Homes, Inc. is a vertically integrated manufactured housing company with 20 manufacturing plants, 296 Company owned stores, 611 independent retailers, 86 manufactured housing communities, and financial services operations that provide mortgage services for 168,000 customers and insurance protection for 100,000 families. Clayton Homes formerly traded on the New York Stock Exchange under the symbol CMH.

Certain statements in this press release are "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted. Clayton Homes, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.